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                                                                   EXHIBIT 10.23

                             FIRST AMENDMENT TO THE
                          SECOND AMENDED AND RESTATED
                      EMPLOYMENT AND CONSULTING AGREEMENT


              WHEREAS, U.S. Home Corporation (the "Company") and Isaac Heimbinder (the "Executive") have entered into the Second Amended and Restated Employment and Consulting Agreement (the "Agreement"), dated as of February 9, 1999; and

              WHEREAS, Section 5(d) of the Agreement provides for the making of certain payments to the Executive in the event a Change in Control Event (as defined therein) occurs, and provides for certain limitations on such payments; and

              WHEREAS, on February 9, 2000, the Board of Directors of the Company (the "Board") resolved that the Agreement should be amended to remove such limitations and to provide for an additional payment to the Executive under certain circumstances, and the Executive agreed to such amendment on such date; and

              WHEREAS, Section 3(a) of the Agreement provides for a deferral of a portion of the Executive's compensation under certain circumstances; and

              WHEREAS, the Board had previously resolved that, for purposes of determining whether the Executive's "applicable employee remuneration" for calendar year 2000 exceeds the maximum amount deductible by the Company for such year, the amount includible in his income by reason of the Company's attainment of financial goals which required the removal of the restrictions placed on the Company's common stock he was awarded under the Third Amended and Restated Corporate Officers and Presidents of Operations Restricted Stock Plan shall be ignored; and

              WHEREAS, Section 7(c) of the Agreement permits an amendment by written agreement of the parties.

              NOW, THEREFORE, for good and valuable consideration, the Company and the Executive agree that the Agreement shall be amended as set forth below.


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                                      FIRST

              The second sentence of Section 3(a) of the Agreement is hereby amended in its entirety, to read as follows:

              Notwithstanding the foregoing, if the Executive's applicable employee remuneration (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) for any taxable year would exceed the higher of $1 million or the maximum amount deductible by the Company under Section 162(m) for such taxable year, the amount otherwise payable shall be reduced to the higher of $1 million or the maximum amount deductible under
              Section 162(m) and the excess shall be deferred until the expiration of the Employment Term and shall be payable in a cash lump sum on April 16 of the first year of the Consultation Period; provided, however, that any income that the Executive recognizes in calendar year 2000 as a result of the vesting of otherwise restricted shares under the Company's Third Amended and Restated Corporate Officers and Presidents of Operations Restricted Stock Plan by reason of the Company's attainment of financial goals during calendar year 1999 shall not be included in the determination of the amount deferred for either calendar year.


                                     SECOND

              Section 5(d) of the Agreement is hereby amended by the deletion of the phrase "within the time period specified in subparagraph (iii) below" in the ninth line thereof and the addition of the phrase "not later than 30 days after he gives notice to the Company under this paragraph" in its place and stead. THIRD

              Section 5(d) of the Agreement is hereby amended by the deletion of subparagraphs (ii) and (iii), by renumbering subparagraph (iv) as subparagraph
(iii), and by the addition of a new subparagraph (ii) to read as follows:

              (ii) Notwithstanding anything herein to the contrary, if the aggregate amounts payable pursuant to subparagraph (i) of this paragraph (d) or under any other agreement, plan or arrangement maintained by the Company (the "Change in Control Payments") are or at any time becomes subject to the tax imposed by


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              Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Executive at the time specified below, an additional lump sum cash amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax on the Change in Control Payments and any federal, state and local income tax and Excise Tax upon the payment provided by this subparagraph, shall be equal to the Change in Control Payments. For purposes of determining whether any of the Change in Control Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any other payments or benefits received or to be received by the Executive in connection with a Control Change shall be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "excess parachute payments" within the meaning of such Section 280G shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G of the Code, and (B) the value of any non-cash benefits or any deferred payment or benefits shall be determined by such independent auditors in accordance with the principles of Section 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the date of his termination of employment net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Company furnishes the Executive with a written opinion of its independent accountants (reasonably satisfactory to the Executive) that the Excise Tax due is subsequently determined to be less than the amount taken into account hereunder at the time a Gross-Up Payment was made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in
              Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, if any portion of the Gross-Up Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until an actual


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              refund or credit of such portion has been made to or obtained by the Executive from such tax authority, and any interest payable to the Company shall not exceed the interest received or credited to the Executive by any such tax authority. The Executive shall be fully indemnified by the Company for any out-of-pocket costs, expenses or fees attributable to the filing of any refund or other claim. Notwithstanding the foregoing, in the event the Executive notifies the Company that the Excise Tax has been determined (by the Executive's tax counsel or otherwise) to exceed the amount taken into account hereunder at the time a Gross-Up Payment was made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess Excise Tax (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. A Gross-Up Payment shall be paid to the Executive not later than ten (10) business days following the payment of any Change in Control Payments which are subject to
              Section 4999 of the Code.

                                     FOURTH

              Except as set forth above, the Agreement shall remain in full force and effect.


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              IN WITNESS WHEREOF, the parties hereto have duly executed this amendment as evidence of its adoption as of February 9, 2000.


                                By: /s/ Robert J. Strudler
                                    --------------------------------------------
                                    Name: Robert J. Strudler
                                    Title: Chairman and Co-Chief Executive
                                    Officer


                                EXECUTIVE:


                                /s/ Isaac Heimbinder
                                ------------------------------------------------
                                Name:  Isaac Heimbinder